EXHIBIT 10.52

March 7, 2016

Mr. Harald Herrmann:

Thank you for providing advance notice of your decision to voluntarily resign from your employment with the Company and offering to assist with the transition of your responsibilities. After giving our prior conversation some thought, I suggest that you remain employed by the Company until August 29, 2016.

Our plan is to begin the transition soon. Effective March 9, 2016, your job title will change to Senior Vice President, Special Projects, and you will continue reporting to me. In this new role, you will assist in the transition of the organization in light of your decision. You will remain actively employed, on an at-will basis, through and until August 29, 2016, and your compensation and employment terms will remain subject to the terms of the Company’s applicable plans, policies, award agreements and prior agreements between you and the Company.

Because of the status of your Management Continuity Agreement with Darden Restaurants, Inc. dated as of December 17, 2013 (the “MCA”), I do want to be clear about this. For the avoidance of doubt, I want to confirm that nothing described in this letter will give you any greater rights under your MCA with respect to the “change of control” (as that term is defined in the MCA) of the Company that occurred on October 10, 2014, as neither your decision to leave the Company nor the execution of our transition plan triggers any “Good Reason” (as that term is defined in the MCA) rights under the MCA. To show that you share this understanding, I ask you to sign below to confirm your decision to resign as of August 29, 2016 and show your express written consent to these changes to your position, authority and responsibilities.

Thank you for your contributions to the Company during your years of service to Darden. I look forward to continuing to work with you in your new role and appreciate your thoughtfulness in sharing your intentions and willingness to assist with this transition.

Darden Restaurants, Inc.

By /s/ Gene Lee	/s/ Harald Herrmann	Date 3/8/2016
Gene Lee	Harald Herrmann
President & CEO